UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No.    )*

VERAZ NETWORKS, INC.
(Name of Issuer)
COMMON STOCK, PAR VALUE $0.001 PER SHARE
(Title of Class of Securities)
923359103
(CUSIP Number)
DECEMBER 31, 2007
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	411307 10 1	Page 2 of 13

1	NAMES OF REPORTING PERSONS
	Star Bay Technology Ventures IV, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑ (1)
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,375,015 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,375,015 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,375,015 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.78% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule 13G is filed by Star Bay Technology Ventures IV, L.P., Star Bay Partners, L.P., Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. (collectively, the “Star Bay Entities”), Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC, APH Capital Management LLC and Pascal Levensohn.
(2) Includes: (i) 915,523 shares held by Star Bay Technology Ventures IV, L.P.; (ii) 1,313,008 shares held by Star Bay Partners, L.P.; (iii) 45,850 shares held by Star Bay Associates Fund, L.P., and (iv) 82,634 shares held by Star Bay Entrepreneurs Fund, L.P. Levensohn Venture Partners, LLC is the Managing Member of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Levensohn Venture Partners, LLC is the General Partner of Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. Levensohn Capital Partners II LLC and APH Capital Management LLC are each General Partners of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Pascal Levensohn is a Managing Partner of Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC and APH Capital Management LLC and may be deemed to share voting and dispositive power over the shares held by the Star Bay Entities; however, they each disclaim beneficial ownership of the shares held by the Star Bay Entities, except to the extent of their pecuniary interests therein.
(3) This percentage is calculated based upon 41,100,459 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No.	411307 10 1	Page 3 of 13

1	NAMES OF REPORTING PERSONS
	Star Bay Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑ (1)
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,375,015 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,375,015 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,375,015 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.78% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule 13G is filed by Star Bay Technology Ventures IV, L.P., Star Bay Partners, L.P., Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. (collectively, the “Star Bay Entities”), Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC, APH Capital Management LLC and Pascal Levensohn.
(2) Includes: (i) 915,523 shares held by Star Bay Technology Ventures IV, L.P.; (ii) 1,313,008 shares held by Star Bay Partners, L.P.; (iii) 45,850 shares held by Star Bay Associates Fund, L.P., and (iv) 82,634 shares held by Star Bay Entrepreneurs Fund, L.P. Levensohn Venture Partners, LLC is the Managing Member of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Levensohn Venture Partners, LLC is the General Partner of Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. Levensohn Capital Partners II LLC and APH Capital Management LLC are each General Partners of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Pascal Levensohn is a Managing Partner of Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC and APH Capital Management LLC and may be deemed to share voting and dispositive power over the shares held by the Star Bay Entities; however, they each disclaim beneficial ownership of the shares held by the Star Bay Entities, except to the extent of their pecuniary interests therein.
(3) This percentage is calculated based upon 41,100,459 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No.	411307 10 1	Page 4 of 13

1	NAMES OF REPORTING PERSONS
	Star Bay Associates Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑ (1)
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,375,015 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,375,015 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,375,015 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.78% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule 13G is filed by Star Bay Technology Ventures IV, L.P., Star Bay Partners, L.P., Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. (collectively, the “Star Bay Entities”), Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC, APH Capital Management LLC and Pascal Levensohn.
(2) Includes: (i) 915,523 shares held by Star Bay Technology Ventures IV, L.P.; (ii) 1,313,008 shares held by Star Bay Partners, L.P.; (iii) 45,850 shares held by Star Bay Associates Fund, L.P., and (iv) 82,634 shares held by Star Bay Entrepreneurs Fund, L.P. Levensohn Venture Partners, LLC is the Managing Member of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Levensohn Venture Partners, LLC is the General Partner of Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. Levensohn Capital Partners II LLC and APH Capital Management LLC are each General Partners of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Pascal Levensohn is a Managing Partner of Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC and APH Capital Management LLC and may be deemed to share voting and dispositive power over the shares held by the Star Bay Entities; however, they each disclaim beneficial ownership of the shares held by the Star Bay Entities, except to the extent of their pecuniary interests therein.
(3) This percentage is calculated based upon 41,100,459 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No.	411307 10 1	Page 5 of 13

1	NAMES OF REPORTING PERSONS
	Star Bay Entrepreneurs Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑ (1)
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,375,015 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,375,015 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,375,015 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.78% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule 13G is filed by Star Bay Technology Ventures IV, L.P., Star Bay Partners, L.P., Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. (collectively, the “Star Bay Entities”), Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC, APH Capital Management LLC and Pascal Levensohn.
(2) Includes: (i) 915,523 shares held by Star Bay Technology Ventures IV, L.P.; (ii) 1,313,008 shares held by Star Bay Partners, L.P.; (iii) 45,850 shares held by Star Bay Associates Fund, L.P., and (iv) 82,634 shares held by Star Bay Entrepreneurs Fund, L.P. Levensohn Venture Partners, LLC is the Managing Member of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Levensohn Venture Partners, LLC is the General Partner of Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. Levensohn Capital Partners II LLC and APH Capital Management LLC are each General Partners of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Pascal Levensohn is a Managing Partner of Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC and APH Capital Management LLC and may be deemed to share voting and dispositive power over the shares held by the Star Bay Entities; however, they each disclaim beneficial ownership of the shares held by the Star Bay Entities, except to the extent of their pecuniary interests therein.
(3) This percentage is calculated based upon 41,100,459 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No.	411307 10 1	Page 6 of 13

1	NAMES OF REPORTING PERSONS
	Levensohn Venture Partners, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑ (1)
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,375,015 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,375,015 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,375,015 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.78% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Schedule 13G is filed by Star Bay Technology Ventures IV, L.P., Star Bay Partners, L.P., Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. (collectively, the “Star Bay Entities”), Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC, APH Capital Management LLC and Pascal Levensohn.
(2) Includes: (i) 915,523 shares held by Star Bay Technology Ventures IV, L.P.; (ii) 1,313,008 shares held by Star Bay Partners, L.P.; (iii) 45,850 shares held by Star Bay Associates Fund, L.P., and (iv) 82,634 shares held by Star Bay Entrepreneurs Fund, L.P. Levensohn Venture Partners, LLC is the Managing Member of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Levensohn Venture Partners, LLC is the General Partner of Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. Levensohn Capital Partners II LLC and APH Capital Management LLC are each General Partners of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Pascal Levensohn is a Managing Partner of Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC and APH Capital Management LLC and may be deemed to share voting and dispositive power over the shares held by the Star Bay Entities; however, they each disclaim beneficial ownership of the shares held by the Star Bay Entities, except to the extent of their pecuniary interests therein.
(3) This percentage is calculated based upon 41,100,459 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No.	411307 10 1	Page 7 of 13

1	NAMES OF REPORTING PERSONS
	Levensohn Capital Partners II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑ (1)
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,375,015 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,375,015 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,375,015 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.78% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Schedule 13G is filed by Star Bay Technology Ventures IV, L.P., Star Bay Partners, L.P., Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. (collectively, the “Star Bay Entities”), Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC, APH Capital Management LLC and Pascal Levensohn.
(2) Includes: (i) 915,523 shares held by Star Bay Technology Ventures IV, L.P.; (ii) 1,313,008 shares held by Star Bay Partners, L.P.; (iii) 45,850 shares held by Star Bay Associates Fund, L.P., and (iv) 82,634 shares held by Star Bay Entrepreneurs Fund, L.P. Levensohn Venture Partners, LLC is the Managing Member of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Levensohn Venture Partners, LLC is the General Partner of Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. Levensohn Capital Partners II LLC and APH Capital Management LLC are each General Partners of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Pascal Levensohn is a Managing Partner of Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC and APH Capital Management LLC and may be deemed to share voting and dispositive power over the shares held by the Star Bay Entities; however, they each disclaim beneficial ownership of the shares held by the Star Bay Entities, except to the extent of their pecuniary interests therein.
(3) This percentage is calculated based upon 41,100,459 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No.	411307 10 1	Page 8 of 13

1	NAMES OF REPORTING PERSONS
	APH Capital Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑ (1)
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,375,015 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		2,375,015 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,375,015 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.78% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Schedule 13G is filed by Star Bay Technology Ventures IV, L.P., Star Bay Partners, L.P., Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. (collectively, the “Star Bay Entities”), Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC, APH Capital Management LLC and Pascal Levensohn.
(2) Includes: (i) 915,523 shares held by Star Bay Technology Ventures IV, L.P.; (ii) 1,313,008 shares held by Star Bay Partners, L.P.; (iii) 45,850 shares held by Star Bay Associates Fund, L.P., and (iv) 82,634 shares held by Star Bay Entrepreneurs Fund, L.P. Levensohn Venture Partners, LLC is the Managing Member of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Levensohn Venture Partners, LLC is the General Partner of Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. Levensohn Capital Partners II LLC and APH Capital Management LLC are each General Partners of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Pascal Levensohn is a Managing Partner of Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC and APH Capital Management LLC and may be deemed to share voting and dispositive power over the shares held by the Star Bay Entities; however, they each disclaim beneficial ownership of the shares held by the Star Bay Entities, except to the extent of their pecuniary interests therein.
(3) This percentage is calculated based upon 41,100,459 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No.	411307 10 1	Page 9 of 13

1	NAMES OF REPORTING PERSONS
	Pascal Levensohn

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑ (1)
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California, United States of America

	5	SOLE VOTING POWER

NUMBER OF		18,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,375,015 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		18,000

WITH:	8	SHARED DISPOSITIVE POWER

		2,375,015 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,393,015 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

	5.78% (3)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN
(1) This Schedule 13G is filed by Star Bay Technology Ventures IV, L.P., Star Bay Partners, L.P., Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. (collectively, the “Star Bay Entities”), Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC, APH Capital Management LLC and Pascal Levensohn.
(2) Includes: (i) 915,523 shares held by Star Bay Technology Ventures IV, L.P.; (ii) 1,313,008 shares held by Star Bay Partners, L.P.; (iii) 45,850 shares held by Star Bay Associates Fund, L.P., and (iv) 82,634 shares held by Star Bay Entrepreneurs Fund, L.P. Levensohn Venture Partners, LLC is the Managing Member of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Levensohn Venture Partners, LLC is the General Partner of Star Bay Associates Fund, L.P. and Star Bay Entrepreneurs Fund, L.P. Levensohn Capital Partners II LLC and APH Capital Management LLC are each General Partners of Star Bay Technology Partners IV, L.P. and Star Bay Partners, L.P. Pascal Levensohn is a Managing Partner of Levensohn Venture Partners, LLC, Levensohn Capital Partners II LLC and APH Capital Management LLC and may be deemed to share voting and dispositive power over the shares held by the Star Bay Entities; however, they each disclaim beneficial ownership of the shares held by the Star Bay Entities, except to the extent of their pecuniary interests therein.
(3) This percentage is calculated based upon 41,100,459 shares of the Issuer’s common stock outstanding as of December 31, 2007.

CUSIP No.	411307 10 1	Page 10 of 13

     Introductory Note: This Statement on Schedule 13G is filed on behalf of Star Bay Technology Ventures IV, L.P., a limited partnership organized under the laws of the State of Delaware, Star Bay Partners, L.P., a limited partnership organized under the laws of the State of Delaware, Star Bay Associates Fund, L.P., a limited partnership organized under the laws of the State of Delaware, and Star Bay Entrepreneurs Fund, L.P., a limited partnership organized under the laws of the State of Delaware (collectively, the “Star Bay Entities”), Levensohn Venture Partners, LLC, a limited liability company organized under the laws of the state of Delaware, Levensohn Capital Partners II LLC, a limited liability company organized under the laws of the state of Delaware, and APH Capital Management LLC, a limited liability company organized under the laws of the state of Delaware (collectively, the “LLCs”), and Pascal Levensohn (“Levensohn”), and collectively with the Star Bay Entities, the LLCs and Levensohn in respect of shares of Common Stock of Veraz Networks, Inc.
Item 1(a) Name of Issuer
Veraz Networks, Inc.
Item 1(b) Address of Issuer’s Principal Executive Offices
926 Rock Avenue, Suite 20
San Jose, CA 95131
Item 2(a) Name of Person Filing
Star Bay Technology Ventures IV, L.P.
Star Bay Partners, L.P.
Star Bay Associates Fund, L.P.
Star Bay Entrepreneurs Fund, L.P.
Levensohn Venture Partners, LLC
Levensohn Capital Partners II LLC
APH Capital Management LLC
Pascal Levensohn
Item 2(b) Address of Principal Business Office or, if none, Residence
260 Townsend Street
San Francisco, CA 94107
Item 2(c) Citizenship
Each of the Star Bay Entities is a limited partnership organized in the State of Delaware. Each of the LLCs is a limited liability company organized under the laws of the state of California. Pascal Levensohn is an individual residing in California.
Item 2(d) Title of Class of Securities
Common Stock
Item 2(e) CUSIP Number
923359103
Item 3 Not applicable.
Item 4 Ownership

		Sole	Shared	Sole	Shared
	Shares Held	Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Skyline Entity	Directly	Power	Power	Power	Power	Ownership	of Class
Star Bay Technology	915,523	0	2,375,015	0	2,375,015	2,375,015	5.78%
Ventures IV, L.P.

Star Bay Partners, L.P.	1,313,008	0	2,375,015	0	2,375,015	2,375,015	5.78%

Star Bay Associates	45,850	0	2,375,015	0	2,375,015	2,375,015	5.78%
Fund, L.P.

Star Bay Entrepreneurs	82,634	0	2,375,015	0	2,375,015	2,375,015	5.78%
Fund, L.P.

Levensohn Venture	0	0	2,375,015	0	2,375,015	2,375,015	5.78%
Partners, LLC

CUSIP No.	411307 10 1	Page 11 of 13

		Sole	Shared	Sole	Shared
	Shares Held	Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
Skyline Entity	Directly	Power	Power	Power	Power	Ownership	of Class
Levensohn Capital	0	0	2,375,015	0	2,375,015	2,375,015	5.78%
Partners II LLC

APH Capital Management	0	0	2,375,015	0	2,375,015	2,375,015	5.78%
LLC

Pascal Levensohn	18,000	18,000	2,375,015	18,000	2,375,015	2,393,015	5.82%
Item 5 Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
Item 6 Ownership of More than Five Percent of Another Person
Not applicable.
Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company
Not applicable.
Item 8 Identification and Classification of Members of the Group
Not applicable.
Item 9 Notice of Dissolution of Group
Not applicable.
Item 10 Certification
Not applicable.

CUSIP No.	411307 10 1	Page 12 of 13
SIGNATURE
          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

April 18, 2008	STAR BAY TECHNOLOGY VENTURES IV, L.P.
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	STAR BAY PARTNERS, L.P.
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	STAR BAY ASSOCIATES FUND, L.P.
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	STAR BAY ENTREPRENEURS FUND, L.P.
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	LEVENSOHN VENTURE PARTNERS, LLC
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	LEVENSOHN CAPITAL PARTNERS II LLC
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	APH CAPITAL MANAGEMENT LLC
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	By:	/s/ Pascal Levensohn
Pascal Levensohn

CUSIP No.	411307 10 1	Page 13 of 13

AGREEMENT
     Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

April 18, 2008	STAR BAY TECHNOLOGY VENTURES IV, L.P.
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	STAR BAY PARTNERS, L.P.
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	STAR BAY ASSOCIATES FUND, L.P.
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	STAR BAY ENTREPRENEURS FUND, L.P.
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	LEVENSOHN VENTURE PARTNERS, LLC
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	LEVENSOHN CAPITAL PARTNERS II LLC
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	APH CAPITAL MANAGEMENT LLC
	By:	/s/ Pascal Levensohn
Pascal Levensohn
Managing Partner

April 18, 2008	By:	/s/ Pascal Levensohn
Pascal Levensohn